AgFeed Industries, Inc. Announces First Quarter Results

NEW YORK, May 11, 2010 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News), one of the largest independent hog production and animal nutrient companies in China, today announced its results for the first quarter of 2010.  Revenue for the first quarter reached $52.9 million an increase of 58% compared to the first quarter of 2009.  Production volumes increased by 24% in the Company’s hog division and 119% in the animal nutrition division, as compared to the same period in 2009

Dr. Songyan Li AgFeed’s, Chairman stated, “In spite of falling hog prices and a softness in orders for hog feed our, company’s divisions continued to show their resiliency and wherewithal in dealing with our large customer base. I expect hog prices will begin to appreciate over the next 90 days and will lead to hog prices being 12% -15% higher in the second half of the year.  Our ‘AgFeed, Government & Farmer’ strategy is taking hold as evidenced by our Dahua City and Xinyu City local government hog farm projects, featuring a true partnership to introduce western hog production technologies for the health and benefit of the Chinese consumer.  These projects, when completed, will be able to produce over 800,000 top line hogs every year.  I believe that we will benefit from our ongoing investments in our customers and businesses.  We recently listed our stock on Europe’s Alternext, an affiliate of the NYSE, as part of our ongoing effort to continually expand our base of shareholders, which today stands at over 22,000 shareholders of record.  On May 18th, I will be part of AgFeed’s team presenting at Rodman & Renshaw’s investor conference in London.”

Mr. Junhong Xiong AgFeed’s, President observed, “We are pleased with the results we achieved in a challenging operating environment.  During the quarter, the average hog price was 11% less than the first quarter of last year.  Many of our customers are struggling to withstand the combined challenge of low hog prices and increased feed prices due to the high cost of corn. In order to support our animal nutrition customers and cement our market position, AgFeed has chosen to exploit its relative financial strength by extending payment terms to its customers.  Facing similar pressures in our Hog Division, we were able to sell hogs at relatively advantageous prices by accepting payment terms from certain long-standing and credit worthy customers.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market Listed. AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. For a list of factors that could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Cautionary Statement for Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. The information contained in this press release is made as of the date of the press release, even if subsequently made available by the Company on its website or otherwise.

Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)

Revenues	$52,859,067	$33,429,274
Cost of goods sold	46,539,785	27,625,869
Gross profit	6,319,282	5,803,405

Operating expenses
Selling expenses	1,030,623	863,867
General and administrative expenses	3,664,385	1,757,172
Total operating expenses	4,695,008	2,621,039

Income from operations	1,624,274	3,182,366

Non-operating income (expense):
Other expense	(96,373)	192,681
Interest income	48,011	60,562
Interest and financing costs	(124,911)	(152,914)
Foreign currency transaction gain (loss)	13,803	(1,831)

Total non-operating income (expense)	(159,470)	98,498

Income before provision for income taxes	1,464,804	3,280,864
Provision for income taxes	453,580	215,550
Net income including noncontrolling interest	1,011,224	3,065,314
Less: Net income (loss) attributed to noncontrolling interest	(56,194)	46,474
Net income attributed to AgFeed	1,067,418	3,018,840

Other comprehensive income
Foreign currency translation gain (loss)	764	(153,854)
Comprehensive Income	$1,068,182	$2,864,986

Weighted average shares outstanding :
Basic	44,869,485	37,933,141
Diluted	45,213,024	37,933,141

Earnings per share attributed to AgFeed common stockholders:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08

Earnings before interest, taxes, depreciation and amortization:

Net income	$1,067,418	$3,018,840
Interest	124,911	152,914
Taxes	453,580	215,550
Depreciation	811,899	610,706
Amortization	23,191	12,779
EBITDA	$2,480,999	$4,010,789

EBITDA per share	$0.06	$0.11

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,620,027	$37,580,154
Accounts receivable, net of allowance for doubtful accounts of $498,612 and $415,765	22,999,966	14,397,793
Advances to suppliers	813,242	1,173,941
Other receivables	4,658,159	2,186,643
Inventory	25,649,502	23,835,412
Prepaid expenses	974,950	1,325,150
Debt issue costs	27,287	34,706

Total current assets	83,743,133	80,533,799

PROPERTY AND EQUIPMENT, net	27,508,016	26,991,851
CONSTRUCTION-IN-PROCESS	10,570,727	7,615,132
INTANGIBLE ASSETS, net	43,910,857	43,808,499
OTHER ASSETS	4,072,546	3,998,739

TOTAL ASSETS	$169,805,279	$162,948,020

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term loan	$4,401,000	$4,401,000
Accounts payable	10,070,537	6,162,385
Other payables	4,039,693	1,892,858
Unearned revenue	415,373	582,266
Accrued expenses	73,207	83,649
Accrued payroll	649,280	975,485
Tax and welfare payable	610,336	396,370
Interest payable	137,919	120,419

Total current liabilities	20,397,345	14,614,432

CONVERTIBLE NOTES, net of debt discount of $64,215 and $81,675	935,785	918,325

TOTAL LIABILITIES	21,333,130	15,532,757

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY:
AgFeed stockholders' equity:
Common stock, $0.001 per share; 75,000,000 shares authorized;
45,270,558 issued and 44,903,263 outstanding at March 31, 2010
44,510,558 issued and 44,143,263 outstanding at December 31, 2009	45,271	44,511
Additional paid-in capital	112,828,305	109,281,086
Deferred compensation	(3,462,280)	-
Other comprehensive income	4,177,214	4,176,450
Statutory reserve	4,984,833	4,685,115
Treasury stock (367,295 shares)	(1,811,746)	(1,811,746)
Retained earnings	31,978,263	31,210,563
Total AgFeed stockholders' equity	148,739,860	147,585,979
Noncontrolling interest (deficit)	(267,711)	(170,716)
Total equity	148,472,149	147,415,263

TOTAL LIABILITIES AND EQUITY	$169,805,279	$162,948,020

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interest	$1,011,224	$3,065,314
Adjustments to reconcile net income including noncontrolling interest to net cash used in operating activities:
Depreciation	811,899	610,706
Amortization	23,191	12,779
Stock based compensation	75,281	138,531
Issuance of common stock for services	375,720	-
Amortization of debt issuance costs	7,419	28,193
Amortization of discount on convertible debt	17,460	66,349
(Increase) / decrease in assets:
Accounts receivable	(8,599,242)	(2,523,056)
Other receivables	(2,466,242)	(623,691)
Inventory	(1,813,472)	985
Advances to suppliers	360,605	30,505
Prepaid expenses	350,014	301,104
Other assets	(73,782)	208,976
Increase / (decrease) in current liabilities:
Accounts payable	3,906,822	1,202,475
Other payables	2,142,963	(3,866,938)
Unearned revenue	(166,837)	(204,837)
Accrued expenses	(12,304)	(306)
Accrued payroll	(326,087)	(173,358)
Tax and welfare payable	213,894	(229,655)
Interest payable	17,500	(74,628)

Net cash used in operating activities	(4,143,974)	(2,030,552)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,282,474)	(2,211,649)
Purchase of intangible assets	(125,514)	(35,294)

Net cash used in investing activities	(4,407,988)	(2,246,943)

CASH FLOWS FROM FINANCING ACTIVITIES:
Offering costs paid	-	(276,885)
Capital contributed by noncontrolling interest holders	-	118,664
Purchase of noncontrolling interest in majority owed hog farms	(406,103)	-

Net cash used in financing activities	(406,103)	(158,221)

Effect of exchange rate changes on cash and cash equivalents	(2,062)	(20,991)

NET DECREASE IN CASH & CASH EQUIVALENTS	(8,960,127)	(4,456,707)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	37,580,154	24,839,378

CASH & CASH EQUIVALENTS, ENDING BALANCE	$28,620,027	$20,382,671

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$64,969	$133,000
Income taxes paid	$210,860	$176,640